As filed with the Securities and Exchange Commission on November 5, 2002

                                                        REGISTRATION NO. 333 -
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    Form S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                           JENNIFER CONVERTIBLES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                   Delaware                           11-2824646
         (State or Other Jurisdiction              (I.R.S. Employer
       of Incorporation or Organization)          Identification No.)

                            419 Crossways Park Drive
                            Woodbury, New York 11797
          (Address, Including Zip Code, of Principal Executive Offices)

                       Individual Stock Option Agreements
                           (Full Titles of the Plans)

                  Harley J. Greenfield, Chief Executive Officer
                           Jennifer Convertibles, Inc.
                            419 Crossways Park Drive
                            Woodbury, New York 11797
                                 (516) 496-1900
                 (Name, Address and Telephone Number, Including
                        Area Code, of Agent For Service)

                                 with a copy to:
                              Kenneth R. Koch, Esq.
                 Mintz Levin Cohn Ferris Glovsky and Popeo P.C.
                                666 Third Avenue
                            New York, New York 10017
                                 (212) 935-3000


                                                       CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                Proposed                    Proposed
          Title of                    Amount to be               Maximum                     Maximum
 Securities to be Registered          Registered(1)          Offering Price                 Aggregate                   Amount of
                                                              Per Share (2)            Offering Price (2)           Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value            880,000                  $3.52                     $3,097,600                    $284.98

Common Stock, $.01 par value             25,000                  $2.94                        $73,500                      $6.76

Common Stock, $.01 par value             35,000                 $13.13                       $459,550                     $42.28

Common Stock, $.01 par value            402,500                  $2.00                       $805,000                     $74.06

                                     --------------                                      --------------              --------------
                                    1,342,500 shares                                       $4,435,650                   $408.08
====================================================================================================================================

(1) The number of shares of common stock, par value $.01 per share ("Common Stock"), stated above consists of the aggregate number of shares which may be sold upon the exercise of options which have been granted under certain individual Stock Option Agreements described herein. The maximum number of shares which may be sold upon the exercise of such options granted under the Stock Option Agreements are subject to adjustment in accordance with certain anti-dilution and other provisions of the Stock Option Agreements. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised.


                                EXPLANATORY NOTE


         This Registration Statement relates, in part, to the registration of 1,342,500 shares of Common Stock, par value $.01 per share, of Jennifer Convertibles, Inc. authorized for issuance under and upon the exercise of certain individual Stock Option Agreements, and the filing of a resale prospectus with respect to certain of those shares that are held by affiliates of Jennifer Convertibles. In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Stock Option Agreements. The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of Common Stock which have been and/or may hereafter be issued upon the exercise of options which have been and/or may hereafter be granted under any of the Stock Option Agreements.

                     Description of Stock Option Agreements


Certain directors, officers, employees and consultants of Jennifer Convertibles were issued stock options pursuant to individual Stock Option Agreements:

                                                                                                Number of Shares
                                                                                                of Common Stock Underlying
                                                                                                the
Grant Date                        Expiration Date                Exercise Price                 Stock Options
----------                        ---------------                --------------                 -------------
8/15/1999                         8/15/2009                      $3.52                          300,000
1/12/2001                         1/12/2011                      $3.52                          150,000
6/25/1998                         6/25/2008                      $2.00                          5,000
6/14/2000                         6/14/2010                      $2.00                          25,000
5/6/1997                          5/6/2007                       $2.00                          10,000
6/25/1998                         6/25/2008                      $2.00                          5,000
5/6/1997                          5/6/2007                       $2.00                          10,000
6/14/2000                         6/14/2010                      $2.00                          5,000
5/6/1997                          5/6/2007                       $2.00                          20,000
2/7/1995                          2/7/2005                       $2.94                          25,000
6/14/2000                         6/14/2010                      $2.00                          25,000
5/6/1997                          5/6/2007                       $2.00                          7,500
6/25/1998                         6/25/2008                      $2.00                          5,000
5/6/1997                          5/6/2007                       $2.00                          20,000
5/6/1997                          5/6/2007                       $2.00                          50,000
5/6/1997                          5/6/2007                       $2.00                          15,000
6/25/1998                         6/25/2008                      $2.00                          5,000
6/25/1998                         6/25/2008                      $2.00                          5,000
6/14/2000                         6/14/2010                      $2.00                          7,000
5/6/1997                          5/6/2007                       $2.00                          3,000
6/25/1998                         6/25/2008                      $2.00                          5,000
6/14/2000                         6/14/2010                      $2.00                          3,000
5/6/1997                          5/6/2007                       $2.00                          7,000
1/12/2001                         1/12/2011                      $3.52                          300,000
5/6/1997                          5/6/2007                       $2.00                          7,500
5/6/1997                          5/6/2007                       $2.00                          10,000
5/6/1997                          5/6/2007                       $2.00                          22,000
5/6/1997                          5/6/2007                       $2.00                          7,500
6/25/1998                         6/25/2008                      $2.00                          5,000
6/25/1998                         6/25/2008                      $2.00                          3,000
5/16/1997                         5/6/2007                       $2.00                          5,000
5/16/1997                         5/6/2007                       $2.00                          25,000
6/14/2000                         6/14/2010                      $2.00                          10,000
5/6/1997                          5/6/2007                       $2.00                          35,000
5/16/1997                         5/6/2007                       $2.00                          7,000
11/8/2000                         11/8/2010                      $2.00                          3,000
6/14/2001                         6/14/2011                      $3.52                          30,000
1/12/2001                         1/12/2011                      $3.52                          100,000
1/25/1993                         1/25/2003                      $13.13                         35,000
6/14/2000                         6/14/2010                      $2.00                          25,000

                                   PROSPECTUS

                           Jennifer Convertibles, Inc.

                         810,000 Shares of Common Stock
                            Par Value $.01 Per Share
                         issued or issuable pursuant to
                       Individual Stock Option Agreements



         The shares of common stock, par value $.01 per share, offered hereby are shares which have been or may in the future be issued upon the exercise of stock options which have been or may in the future be granted under certain individual Stock Option Agreements, to be sold by our stockholders identified herein. These persons are referred to in this prospectus as the "Selling Stockholders." See "Selling Stockholders" for information about these persons.

         Some or all of the shares offered under this prospectus may be offered for sale from time to time by the Selling Stockholders or by pledgees, donees, transferees, or other successors in interest. These sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions or otherwise, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders and any broker-dealers (including underwriters) who may participate in a sale of the shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended, and the commissions paid or discounts or concessions allowed to any of such broker-dealers (including underwriters) by any person, as well as any profits received on the resale of the Shares if any of such broker-dealers (including underwriters) should purchase any shares as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act. All discounts, commissions or fees incurred in connection with the sale of the shares offered hereby will be paid by the Selling Stockholders or by the purchasers of the shares, except that the expenses of registering the shares and preparing and filing this Prospectus with the Securities and Exchange Commission, and of registering or qualifying the shares under the blue sky laws of any jurisdiction necessary to permit the distribution as described in this prospectus, will be paid by us. See "Plan of Distribution" for more information about the sale of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

         Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol JENN:OB.

         On November 4, 2002, the closing bid price for our common stock, as reported by the Over-The-Counter Bulletin Board, was $3.75.


         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
        PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE RISK FACTORS
                    INDICATED UNDER "RISK FACTORS" ON PAGE 4.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE COMMISSION OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this Prospectus is November 5, 2002.

                                   ----------

         No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us or any Selling Stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares offered by this prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby to any person in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to certain informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

                                   ----------

         We will provide without charge to each person, including beneficial owners, to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Jennifer Convertibles, Inc., 419 Crossways Park Drive, Woodbury, New York 17797,
Attention: Harley J. Greenfield. Our telephone number is (516) 496-1900.

                                   ----------

                         TABLE OF CONTENTS

PROSPECTUS...................................................1
RISK FACTORS.................................................4
THE COMPANY..................................................7
SELLING STOCKHOLDERS.........................................8
USE OF PROCEEDS..............................................10
PLAN OF DISTRIBUTION.........................................10
LEGAL MATTERS................................................10
EXPERTS......................................................10
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............11
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS............11

                                  RISK FACTORS

         An investment in the shares being offered by this prospectus involves a high degree of risk. In addition to the other information in this prospectus or incorporated herein by reference, the following factors should be considered carefully in evaluating an investment in the shares of common stock offered by this prospectus. This prospectus contains and incorporates by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K/A for the fiscal year ended August 25, 2001; our Quarterly Reports on Form 10-Q/A for the quarters ended November 24, 1001 and February 23, 2002; and our Quarterly Report on Form 10-Q for the quarter ended May 25, 2002 and under "Business" in the Form 10-K/A, incorporated in this prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements. Jennifer Convertibles is also subject to more general risks described in the Section "Special Note Regarding Forward Looking Statements" beginning on page 11.

There is no assurance we will continue to operate profitably and we currently have a low net worth.

         We achieved net income of $2,748,000 and $4,875,000 in the fiscal years ended August 25, 2001 and August 26, 2000, respectively. We achieved net income of $236,000 in the fiscal year ended August 28, 1999. The furniture business is cyclical and we may be unable to continue operating profitably, either due to a change in such cycle, losses from new stores, changes in consumer preferences or demographics or unknown risks and uncertainties that may cause us to incur losses from operations. Our profit decreased in fiscal year 2001 due to a change in how we recognize revenue from the sale of fabric protection and the worsening U.S. economy. We had a capital deficiency of $905,000 and a working capital deficiency of $3,865,000 as of August 25, 2001. Such capital and working capital deficiencies may impair our ability to obtain additional financing or credit from our suppliers and make it more difficult to obtain leases from landlords.

The outcome of pending litigation is uncertain and may entail significant expense.

         As more fully described under the section entitled "Legal Proceedings" in our Annual Report on Form 10-K/A for the fiscal year ended August 25, 2001, incorporated herein by reference, we are currently involved in certain derivative litigation. We have spent a substantial amount on legal fees and other expenses in connection with such litigation. Although we have entered into proposed settlement agreements, effectiveness of such agreements is subject to court approval and other conditions and there can be no assurance such conditions will be met.

We may be liable for up to $2,700,000 per year of "short-fall" payments to a related private company.

         As part of our proposed settlement with a related private company, we obtained the right to open an unlimited number of stores in New York for a royalty of $400,000 per year. Because we will be managing the private company's stores and because we may negatively impact the private company's sales by opening stores in its territory, we agreed to pay the private company up to $2,700,000 per year if its sales drop below specified levels. The provisions of the proposed settlement are currently in effect due to the Interim Operating Agreement entered into with the private company.

Our company could suffer from potential conflicts of interest.

         Potential conflicts of interest exist since two of our principal stockholders, directors and officers, Harley J. Greenfield, our Chairman of the Board and Chief Executive Officer, and Edward B. Seidner, a director and our Executive Vice President, are owed over $10 million by the private company, which owns, controls or licenses the private company stores. Accordingly, such persons derive substantial economic benefits from the private company. In addition, Fred Love, the owner of the private company through a trust of which Jerry Silverman is the trustee, is Mr. Greenfield's brother-in-law. Circumstances may arise in which the interest of the private company stores, of the private company or of Mr. Greenfield and Mr. Seidner will conflict with our interests, including the negotiations to settle the litigation described above. There are also numerous relationships, and have been numerous transactions, between us and the private company, including an agreement under which we warehouse and purchase merchandise for the private company, manage its stores and provide it other services. See the section entitled "Certain Relationships and Related Transactions" in our Annual Report on Form 10-K/A for the fiscal year ended August 25, 2001, incorporated herein by reference,.

We heavily depend on one supplier.

         We purchase a significant percentage of our merchandise from Klaussner Furniture, which also manufactures furniture under the Sealy(R) brand name. During the fiscal year ended August 25, 2001, we purchased approximately 71% of our merchandise from Klaussner. Since a large portion of our revenues have been derived from sales of Klaussner products, the loss of this supplier could have a material adverse impact on us until alternative sources of supply are established. Klaussner is also a principal stockholder and creditor of ours. Our obligations to Klaussner are secured by substantially all of our assets. Klaussner's position as a significant creditor could potentially result in a temporary or permanent loss of our principal supply of merchandise, if, for example, Klaussner halted supply because we defaulted on or were late in making our payments to Klaussner. Moreover, Klaussner's position as a secured creditor, together with our limited net worth, may make it difficult to obtain substantial supplies from our vendors. Klaussner has recently entered the retail furniture business in the United States. See the section entitled "Certain Relationships and Related Transactions" in our Annual Report on Form 10-K/A for the fiscal year ended August 25, 2001, incorporated herein by reference.

The cyclical nature of the furniture industry poses risks to us from prolonged economic downturn.

         The furniture industry historically has been cyclical, fluctuating with general economic cycles. During economic downturns, the furniture industry tends to experience longer periods of recession and greater declines than the general economy. We believe that the industry is significantly influenced by economic conditions generally and particularly by consumer behavior and confidence, the level of personal discretionary spending, housing activity, interest rates, credit availability, demographics and overall consumer confidence. All of these factors are currently being negatively affected by the economic downturn and a prolonged economic downturn might have a material adverse effect on our business.

Competition in the furniture industry could cost us sales and cause us to reduce prices.

         The retail sofabed business is highly competitive and includes competition from traditional furniture retailers and department stores as well as numerous discount furniture outlets. Our stores may face sharp price cutting, as well as imitation and other forms of competition, and we cannot prevent or restrain others from utilizing a similar marketing format. Although we are the largest sofabed specialty retail dealer in the United States, many of our competitors have considerably greater financial resources.

We may have difficulty obtaining additional financing.

         Our ability to expand and support our business may depend upon our ability to obtain additional financing. We may have difficulty obtaining debt financing as all of our assets are pledged to Klaussner as security for the amounts we owe under the Klaussner Credit and Security Agreement and because of our low net worth. From time to time, our financial position has made it difficult for us to secure third party consumer financing. Inability to offer such financing could adversely affect sales.

Harley J. Greenfield and current management are likely to retain control.

         As of November 13, 2001, Harley J. Greenfield, our Chairman of the Board and Chief Executive Officer and principal stockholder, beneficially owned approximately 16.4% of our outstanding shares of common stock. Approximately 40.4% of the outstanding common stock is beneficially owned by all officers and directors as a group, including Messrs. Greenfield and Seidner. Since the holders of our common stock do not have cumulative voting rights, such officers' and directors' ownership of our common stock will likely enable them to exercise significant influence in matters such as the election of our directors and other matters submitted for stockholder approval. Also, the relationship of such persons to the private company could serve to perpetuate management's control in light of the private company's ownership of assets used by us.

Our future success depends heavily on two executives.

         Our future success will depend substantially upon the abilities of Harley J. Greenfield, our Chairman of the Board and Chief Executive Officer and one of our principal stockholders as well as Rami Abada, our President, Chief Operating Officer and Chief Financial Officer. The loss of Mr. Greenfield's and/or Mr. Abada's services could materially adversely affect our business and our prospects for the future.

We are not likely to declare dividends.

         We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future, except as required on our Series B Preferred Stock. We currently anticipate that we will retain all our earnings for use in the operation and expansion of our business and, therefore, do not anticipate that we will pay any cash dividends in the foreseeable future except as required on our Series B Preferred Stock.

                                   THE COMPANY

         We are the owner and licensor of the largest group of sofabed specialty retail stores in the United States, with stores located throughout the Eastern seaboard, in the Midwest, on the West Coast and in the Southwest. As of August 25, 2001, our stores include 171 Jennifer Convertibles stores and 17 Jennifer Leather stores. Of these 188 stores, we owned 112 and licensed 76, including 28 owned or operated by a related private company.

         Jennifer Convertibles stores specialize in the retail sale of a complete line of sofabeds. Additionally, we sell sofas and companion pieces, such as loveseats, chairs and recliners, in both fabric and leather, designed and priced to appeal to a broad range of consumers. The sofabeds and companion pieces are made by several manufacturers and range from high-end merchandise to relatively inexpensive models. We are the largest dealer of Sealy(R) sofabeds in the United States. The private label Jennifer Leather stores specialize in the retail sale of leather living room furniture. We display merchandise in attractively decorated settings designed to show the merchandise as it would appear in the customer's home. In order to generate sales, our licensees and we rely on the attractive image of the stores, competitive pricing, prompt delivery and extensive advertising.

         We believe that the image presented by our stores is an important factor in our overall marketing strategy. Accordingly, stores are designed to display our merchandise in attractive settings. All of our stores are of a similar clearly-defined style, are designed as showrooms for the merchandise and are carpeted, well-lighted and well-maintained. Inventories for delivery are maintained in separate warehouses. We display a variety of sofabeds and companion pieces at each Jennifer Convertibles retail location with cocktail tables and other accessories. In contrast to certain of our competitors that primarily target particular segments of the market, we attempt to attract customers covering the broadest socioeconomic range of the market and, accordingly, offer a complete line of sofabeds made by a number of manufacturers in a variety of styles at prices currently ranging from approximately $299 to $2,200. The Jennifer Leather stores similarly offer a complete line of leather living room furniture in a variety of styles and colors at prices currently ranging from approximately $599 to $5,000. We also generally feature attractive price incentives to promote the purchase of merchandise. In addition to offering merchandise by brand name manufacturers, we offer merchandise at our Jennifer Convertibles and Jennifer Leather stores under the private label "Bellissimo Collection" brand name for leather merchandise.

         Although each style of sofabed, loveseat, sofa, chair and recliner is generally displayed at Jennifer Convertibles stores in one color of fabric, samples of the other available colors and fabrics or leathers are available. On selected merchandise, up to 2,000 different colors and fabrics are available for an additional charge. To maximize the use of our real estate and to offer customers greater selection and value, we, as is common in the mattress industry, sell various sizes of sofabeds with various sizes of mattresses but display only one size of sofabed at our stores. We also offer leather furniture in a number of different grades of leather and colors. We generate additional revenue by selling tables and offering related services, such as fabric protection and a lifetime warranty.

         A related private company operates 28 Jennifer Convertibles stores, 25 of which it owns and three of which it licenses or manages. We do not own or collect any royalties from the 25 private company owned stores which are located in New York. However, the private company operates these stores in substantially the same way as we operate our stores and we are currently managing certain aspects of such stores. The private company is owned by Fred Love though a trust of which Jerry Silverman is the trustee. Mr. Love is currently one of our principal stockholders and formerly was one of our directors. Mr. Love is also the brother- in-law of Harley J. Greenfield, our Chairman of the Board, Chief Executive Officer, director and principal stockholder. See the sections entitled, "Notes to Consolidated Financial Statements Footnote - Related Party Transactions" and "Certain Relationships and Related Transactions" in our Annual Report on Form 10-K/A for the fiscal year ended August 25, 2001, incorporated herein by reference.

         Merchandise ordered from inventory is generally available to be delivered within two weeks. Customers who place special orders for items, colors or fabrics not in inventory must generally wait four to six weeks for delivery, except for Italian leather merchandise which may take up to 20 weeks. We believe that our ability to offer quick delivery of merchandise represents a significant competitive advantage.

                              SELLING STOCKHOLDERS

         The Selling Stockholders are offering hereby shares which have been or may hereafter be acquired by them upon the exercise of options granted under certain individual Stock Option Agreements. The names of additional Selling Stockholders and the number of shares offered hereby by them may be added to this prospectus from time to time by an addendum or supplement to this prospectus. Other persons who acquire shares from the Selling Stockholders may also be identified as Selling Stockholders by means of an addendum or supplement to this prospectus.

Rami Abada is our Chief Financial Officer and a director.

Edward Bohn is one of our directors.

Kevin Coyle is one of our directors.

Harley J. Greenfield is our Chief Executive Officer and Chairman of the Board.

Joseph Schillero is our Controller.

Edward Seidner is our Executive Vice President and a director.

Bernard Wincig is one of our directors.

         The following table lists the Selling Stockholders and other information regarding the beneficial ownership of Common Stock by each of the Selling Stockholders as of August 31, 2002.

                             Number of Shares                             Number of Shares to       Percentage of Class
                            Beneficially Owned      Number of Shares        be Beneficially         to be Beneficially
Name                       Prior to Offering(1)     Being Offered(2)     Owned After Offering(3)   Owned After Offering

Rami Abada                     603,000(4)                 450,000                253,000                 4.4%

Edward Bohn                     46,166(5)                  25,000                 29,500                  *

Kevin Coyle                     52,916(6)                  50,000                 11,250                  *

Harley J. Greenfield         1,200,921(7)                 300,000              1,100,921                19.3%

Joseph Schillero                10,000(8)                  30,000                      -                  *

Edward Seidner                 765,547(9)                 100,000                732,214                12.8%

Bernard Wincig                165,239(10)                  25,000                148,573                 2.6%

* Less than 1% of the outstanding Common Stock.


----------
(1) Includes all shares of Common Stock owned by the Selling Stockholder and shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of options including those granted under the Stock Option Agreements, within 60 days after the date hereof.

(2) Includes certain shares of Common Stock acquired by the Selling Stockholder pursuant to the exercise of options granted under the Stock Option Agreements and all shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of options granted under the Stock Option Agreements, whether or not such right has yet become exercisable or will become exercisable within 60 days after the date hereof.

(3) Includes shares of Common Stock owned by the Selling Stockholder and Shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of options, other than those granted under the Stock Option Agreements, within 60 days after the date hereof. Assumes all shares registered pursuant hereto will be sold, although there can be no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Common Stock offered by them pursuant to this Prospectus. Also assumes that no other shares are acquired or transferred by the Selling Stockholder.

(4) Includes 550,000 shares of common stock underlying exercisable options. Excludes 100,000 shares underlying options that will not become exercisable within 60 days of the date hereof.

(5) Includes 41,666 shares of common stock underlying exercisable options. Excludes 8,334 shares underlying options that will not become exercisable within 60 days of the date hereof.

(6) Includes 41,666 shares of common stock underlying exercisable options. Excludes 8,334 shares underlying options that will not become exercisable within 60 days of the date hereof.

(7) Includes (a) 292,831 shares underlying options granted to Mr. Greenfield by Mr. Love and the private company, over which Mr. Greenfield has no voting power but has shared dispositive power, as such shares may not be disposed of without his consent, (b) 300,000 shares of common stock underlying options to acquire convertible preferred stock granted to Mr. Greenfield by Klaussner, and which Mr. Greenfield has the right to acquire upon the exercise of options, and (c) 298,032 shares of common stock underlying exercisable options, but excludes 299,015 shares underlying options that will not become exercisable within 60 days of the date hereof.

(8) Includes 10,000 shares underlying exercisable options. Excludes 20,000 shares underlying options that will not become exercisable within 60 days of the date hereof.

(9) Includes (a) 292,831 shares underlying the option granted to Mr. Seidner by Mr. Love and the private company, over which Mr. Seidner has no voting power but has shared dispositive power, as such shares may not be disposed of without his consent and (b) 33,333 shares of common stock underlying exercisable options, but excludes 66,666 shares underlying options that will not become exercisable within 60 days of the date hereof.

(10) Includes 8,800 shares of our common stock owned by Mr. Wincig's wife and 45,666 shares of common stock underlying exercisable options. Excludes 8,334 shares underlying options that will not become exercisable within 60 days of the date hereof.

                                 USE OF PROCEEDS

         We are unable to predict the time, if ever, when options will be exercised. Therefore, we are unable to estimate the net proceeds from any such exercises. Moreover, the Stock Option Agreements permit certain methods of exercising options which would not result in us receiving any cash proceeds. Accordingly, the proceeds from the exercise of options, if any, have not been allocated for any particular purpose. We will not receive any proceeds from the subsequent sale of shares by the Selling Stockholders.

                              PLAN OF DISTRIBUTION

         The shares may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from purchasers in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

         In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 701 promulgated under the Securities Act may be sold under Rule 144 or Rule 701 rather than pursuant to this Prospectus.

         We may enter into customary agreements with the Selling Stockholders concerning indemnification and the provision of information in connection with the sale of the shares.

         There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all the common stock covered by this prospectus.

         The stockholders listed above under "Selling Stockholders," and any other person with whom such Selling Stockholder is acting in concert for the purpose of selling securities of Jennifer Convertibles, may not sell by means of the prospectus more than the amount of securities, during any three-month period, specified in Rule 144(e) promulgated under the Securities Act.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. A member of that firm owns an aggregate of 18,000 shares of Common Stock of the Registrant.

                                     EXPERTS

         The consolidated financial statements of Jennifer Convertibles, Inc. appearing in its Annual Report on Form 10-K/A for the year ended August 25, 2001 have been audited by Eisner LLP, independent public accountants, as indicated in their report with respect thereto, included therein and incorporated herein by reference such consolidated financial statements and are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents that we filed with the SEC are incorporated herein by reference:

         (a) Annual Report on Form 10-K/A for the fiscal year ended August 25, 2001.

         (b) Quarterly Reports on Form 10-Q/A for the quarters ended November 24, 2001 and February 23, 2002; and Form 10-Q for the quarter ended May 25, 2002.

         (c) The description of Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 000-24919) filed with the SEC on August 27, 1987, as amended.

         All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the shares shall be deemed to be incorporated by reference in this Prospectus and to be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         Certain statements included or incorporated by reference into this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and include statements made in press releases and oral statements made by our officers, directors or employees acting on our behalf. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, market demand for our products, successful implementation of our products, competitive factors, the ability to manage our growth, the ability to recruit additional personnel and other factors referenced in this prospectus and in our filings with the Securities and Exchange Commission. In addition to statements which explicitly describe such risks and uncertainties, you are urged to consider statements labeled with the terms "believes," "belief," "expects," "plans," "anticipates" or "intends," to be uncertain and forward-looking.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.

         The following documents filed by the Registrant with the Commission are incorporated herein by reference:

         (a) Annual Report on Form 10-K/A for the fiscal year ended August 25, 2001.

         (b) Quarterly Reports on Form 10-Q/A for the quarters ended November 24, 2001 and February 23, 2002; and Form 10-Q for the quarter ended May 25, 2002.

         (c) The description of Common Stock contained in the Company's Registration Statement on Form 8-A filed with the SEC on August 26, 1987, as amended.

         All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. A member of that firm owns an aggregate of 18,000 shares of Common Stock of the Registrant.

Item 6.  Indemnification of Directors and Officers.

         Incorporated by reference from the Registrant's Registration Statement on Form S-1, Nos. 333-22214 and 33-10800.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         (4.1) Form of Common Stock Certificate (Filed as Exhibit 5.1 to Registrant's Registration Statement on Form 8-A, dated August 26, 1987, as amended, and incorporated herein by reference).

         (4.2)    Certificate of Incorporation of the Registrant (Filed as
                  Exhibit 3.1 to Registrant's Registration Statement on Form S-1, as amended, Nos. 333-22214 and 33-10800, and incorporated herein by reference).

         (4.3) Restated By-Laws of the Registrant (Filed as Exhibit 3.2 to Registrant's Registration Statement on Form S-1, as amended, Nos. 333-22214 and 33-10800, and incorporated herein by reference).

         (5) Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

         (23.1) Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).

         (23.2)   Consent of Eisner LLP.

         (24) Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any  prospectus  required by Section
                  10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                      (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodbury, New York on November 5, 2002.


                                        JENNIFER CONVERTIBLES, INC.



                                        By  /s/ Harley J. Greenfield
                                            ----------------------------
                                            Harley J. Greenfield
                                            Chief Executive Officer


         Each person whose signature appears below constitutes and appoints Harley J. Greenfield and Rami Abada, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Jennifer Convertibles, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                            Title                              Date
---------                                            -----                              ----

/s/ Harley J. Greenfield                             Chief Executive Officer and
--------------------------------                     Chairman of the Board              November 5, 2002
Harley J. Greenfield

/s/ Rami Abada                                       Chief Financial Officer and        November 5, 2002
--------------------------------                     Director
Rami Abada

/s/ Edward Seidner                                   Executive Vice President and       November 5, 2002
--------------------------------                     Director
Edward Seidner

/s/ Joseph Schillero                                 Controller                         November 5, 2002
--------------------------------
Joseph Schillero

/s/ Edward Bohn                                      Director                           November 5, 2002
--------------------------------
Edward Bohn

/s/ Kevin Coyle                                      Director                           November 5, 2002
--------------------------------
Kevin Coyle

/s/ Bernard Wincig                                   Director                           November 5, 2002
--------------------------------
Bernard Wincig

                           Jennifer Convertibles, Inc.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-8 REGISTRATION STATEMENT


Exhibit
Number            Description
------            -----------

(4.1) Form of Common Stock Certificate (1) (Filed as Exhibit 5.1 to Registrant's Registration Statement on Form 8-A, dated August 26, 1987, as amended, and incorporated herein by reference).

(4.2)             Certificate of Incorporation of the Registrant (Filed as
                  Exhibit 3.1 to Registrant's Registration Statement on Form S-1, as amended, Nos. 333-22214 and 33-10800, and incorporated herein by reference).

(4.3) Restated By-Laws of the Registrant (Filed as Exhibit 3.2 to Registrant's Registration Statement on Form S-1, as amended, Nos. 333-22214 and 33-10800, and incorporated herein by reference).

(5)               Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                  as to the legality of shares being registered, filed herewith.

(23.1)            Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                  (included in opinion of counsel filed as Exhibit 5).

(23.2)            Consent of Eisner LLP, filed herewith.

(24) Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement.)